                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              -----------------------------------------------------

                                 SCHEDULE 14D-9
                      Solicitation/Recommendation Statement
                             under Section 14(d)(4)
                     of the Securities Exchange Act of 1934

                            NTS-Properties VII, Ltd.
                            (Name of Subject Company)

                            NTS-Properties VII, Ltd.
                       (Names of Person Filing Statement)

                          LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                    62942E506
                      (CUSIP Number of Class of Securities)

                     J.D. Nichols, Managing General Partner
                                       of
                          NTS-PROPERTIES ASSOCIATES VII
                             10172 Linn Station Road
                           Louisville, Kentucky 40223
                                 (502) 426-4800
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

                                    Copy to:

                               Mark Borrelli, Esq.
                             Shefsky & Froelich Ltd.
                      444 North Michigan Avenue, Suite 2500
                             Chicago, Illinois 60611
                                 (312) 836-4014

[ ]  Check the box if the filing relates  solely to  preliminary  communications made before the commencement of a tender offer.

Item 1.  Subject Company Information

     (a) The name of the subject company is NTS-Properties  VII, Ltd., a Florida limited partnership (the "Partnership").  The Partnership's  principal executive offices are located at 10172 Linn Station Road,  Louisville,  Kentucky 40223 and
its telephone number is (502) 426-4800.

     (b) The subject class of equity securities is limited partnership interests in the  Partnership  (the  "Interests").  As of the  date  of  this  Offer,  the
Partnership had 553,241 outstanding Interests held by 1,015 holders of record.

Item 2. Identity and Background of Filing Person.

     (a) The name and business address of the  Partnership,  which is the person filing this Schedule 14D-9, are set forth in Item 1 above.

     (d) This Schedule  14D-9 relates to an Offer to Purchase dated May 14, 2001
(the "Offer to Purchase") by the Partnership and ORIG, LLC ("ORIG"),  a Kentucky
limited  liability company and affiliate of the Partnership  (collectively,  the
"Offerors"),  to purchase for cash up to 2,000  Interests from limited  partners that are not  affiliates  of the  Offerors,  at a price of $6.00  per  Interest, subject to the terms and  conditions  set forth in the Offer to Purchase and the
related  Letter  of  Transmittal   (which,   together  with  any  amendments  or
supplements thereto,  constitute the "Offer") included as exhibits to a Schedule
TO (the "Schedule TO") filed by the Offerors, along with additional bidders J.D.
Nichols  and Brian F. Lavin,  on May 14,  2001.  The Offer to  Purchase  and the
Letter of  Transmittal  have been included as Exhibit  (a)(1)(i) and  (a)(1)(ii)
hereto,  respectively,  and  each is  incorporated  herein  by  reference  where specifically  indicated.  The  Schedule  TO was  subsequently  amended by filing
Amendment No. 1 on June 18, 2001 and Amendment No. 2 on June 29, 2001.

     On July 30, 2001, the Offerors  extended the  expiration  date of the Offer through September 28, 2001, and amended and restated the Offer to Purchase.  The
Partnership  sent a notice to the limited partners dated July 30, 2001 notifying them  that:  (i) the  expiration  date of the  Offer has been  extended  through
September  28,  2001;  and  (ii) the  Offer to  Purchase  has been  amended  and restated. The Offerors,  along with additional bidders J.D. Nichols and Brian F.
Lavin,  filed  Amendment  No. 3 to Schedule TO on July 30,  2001.  The notice to limited  partners  dated July 30,  2001 and the Amended  and  Restated  Offer to
Purchase  have been  included as Exhibits  (a)(1)(vi)  and  (a)(1)(vii)  hereto, respectively,  and each is incorporated  herein by reference where  specifically indicated.

Item 3. Past Contacts, Transactions, Negotiations and Agreements.

     Information  contained in Section 11 of the Amended and  Restated  Offer to
Purchase is incorporated herein by this reference.

Item 4.  The Solicitation or Recommendation.

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     (a)-(b)  Information  contained  in the "Risk  Factors"  of the Amended and
Restated Offer to Purchase is incorporated herein by this reference.

     (c) Information  contained in the Introduction and Section 1 of the Amended and Restated Offer to Purchase is incorporated herein by this reference.

Item 5.  Persons/Assets, Retained, Employed, Compensated or Used.

     (a)  Information  contained in Section 15 of the Amended and Restated Offer to Purchase is incorporated herein by this reference.

Item 6. Interest in Securities of the Subject Company.

     (b)  Information  contained in Section 13 of the Amended and Restated Offer to Purchase is incorporated herein by this reference.

Item 7.  Purpose of the Transaction and Plans or Proposals.

     (d)(1) Information contained in Section 1 of the Amended and Restated Offer to Purchase is incorporated herein by this reference.

     (d)(2) Not Applicable.

Item 8.  Additional Information.

     (b) None.

Item 9.  Material to be Filed as Exhibits.

(a)(1)(i) Offer to Purchase  dated May 14, 2001  (Incorporated  by  reference to
     Exhibit  (a)(1)(i)  to Schedule  TO filed by the  Partnership,  ORIG,  J.D.
     Nichols and Brian F. Lavin on May 14, 2001).

(a)(1)(ii) Form of Letter of Transmittal  (Incorporated  by reference to Exhibit
     (a)(1)(ii) to Schedule TO filed by the Partnership,  ORIG, J.D. Nichols and
     Brian F. Lavin on May 14, 2001).

(a)(1)(iii)  Form  of  Affidavit  and  Indemnification   Agreement  for  Missing
     Certificate(s)   of  Ownership   (Incorporated   by  reference  to  Exhibit
     (a)(1)(iii) to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and
     Brian F. Lavin on May 14, 2001).

(a)(1)(iv) Form of Letter to Limited  Partners  (Incorporated  by  reference  to
     Exhibit  (a)(1)(iv)  to Schedule TO filed by the  Partnership,  ORIG,  J.D.
     Nichols and Brian F. Lavin on May 14, 2001).

(a)(1)(v)  Substitute  Form W-9 with  Guidelines  (Incorporated  by reference to
     Exhibit  (a)(1)(v)  to Schedule  TO filed by the  Partnership,  ORIG,  J.D.
     Nichols and Brian F. Lavin on May 14, 2001).

                                        3

(a)(1)(vi) Notice sent by the  Partnership  to Limited  Partners  dated July 30,
     2001 (Incorporated by reference to Exhibit (a)(1)(vi) to Amendment No. 3 to
     Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin
     on July 30, 2001).

(a)(1)(vii)  Amended and Restated  Offer to Purchase sent by the  Partnership to
     Limited  Partners on July 30, 2001  (Incorporated  by  reference to Exhibit
     (a)(1)(vii)  to  Amendment  No. 3 to Schedule TO filed by the  Partnership,
     ORIG, J.D. Nichols and Brian F. Lavin on July 30, 2001).

(a)(2) None.

(a)(3) None.

(a)(4) None.

(a)(5) None.

(a)(6) Notice sent by the  Partnership  to Limited  Partners dated June 29, 2001
     (Incorporated by reference to Exhibit (a)(6) to Amendment No. 2 to Schedule
     TO filed by the Partnership,  ORIG, J.D. Nichols and Brian F. Lavin on June
     29, 2001).

(e)  Section  11 of the  Amended  and  Restated  Offer to  Purchase  sent by the
     Partnership to Limited Partners on July 30, 2001 (Incorporated by reference to Exhibit  (a)(1)(vii)  to  Amendment  No. 3 to  Schedule  TO filed by the
     Partnership, ORIG, J.D. Nichols and Brian F. Lavin on July 30, 2001).

(g)  None.

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                                    SIGNATURE

     After due inquiry  and to the best of my  knowledge  and belief,  I certify that the information set forth in this statement is true, complete and correct.

Date:    July 30, 2001            NTS-PROPERTIES VII, LTD., a Florida limited
                                  partnership

                                  By:      NTS-PROPERTIES ASSOCIATES VII, a
                                           Kentucky limited partnership and General
                                           Partner

                                  By:      /s/ J.D. Nichols
                                          -------------------------------------
                                          J.D. Nichols, Managing General Partner

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                                    EXHIBITS

Exhibit
Number    Description
------    -----------

(a)(1)(i) Offer to Purchase  dated May 14, 2001  (Incorporated  by  reference to
     Exhibit  (a)(1)(i)  to Schedule  TO filed by the  Partnership,  ORIG,  J.D.
     Nichols and Brian F. Lavin on May 14, 2001).

(a)(1)(ii) Form of Letter of Transmittal  (Incorporated  by reference to Exhibit
     (a)(1)(ii) to Schedule TO filed by the Partnership,  ORIG, J.D. Nichols and
     Brian F. Lavin on May 14, 2001).

(a)(1)(iii)  Form  of  Affidavit  and  Indemnification   Agreement  for  Missing
     Certificate(s)   of  Ownership   (Incorporated   by  reference  to  Exhibit
     (a)(1)(iiii) to Schedule TO filed by the  Partnership,  ORIG, J.D.  Nichols and Brian F. Lavin on May 14, 2001).

(a)(1)(iv) Form of Letter to Limited  Partners  (Incorporated  by  reference  to
     Exhibit  (a)(1)(iv)  to Schedule TO filed by the  Partnership,  ORIG,  J.D.
     Nichols and Brian F. Lavin on May 14, 2001).

(a)(1)(v)  Substitute  Form W-9 with  Guidelines  (Incorporated  by reference to
     Exhibit  (a)(1)(v)  to Schedule  TO filed by the  Partnership,  ORIG,  J.D.
     Nichols and Brian F. Lavin on May 14, 2001).

(a)(1)(vi) Notice sent by the  Partnership  to Limited  Partners  dated July 30,
     2001 (Incorporated by reference to Exhibit (a)(1)(vi) to Amendment No. 3 to
     Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin
     on July 30, 2001).

(a)(1)(vii)  Amended and Restated  Offer to Purchase sent by the  Partnership to
     Limited  Partners on July 30, 2001  (Incorporated  by  reference to Exhibit
     (a)(1)(vii)  to  Amendment  No. 3 to Schedule TO filed by the  Partnership,
     ORIG, J.D. Nichols and Brian F. Lavin on July 30, 2001).

(a)(2) None.

(a)(3) None.

(a)(4) None.

(a)(5) None.

(a)(6) Notice sent by the  Partnership  to Limited  Partners dated June 29, 2001
     (Incorporated by reference to Exhibit (a)(6) to Amendment No. 2 to Schedule
     TO filed by the Partnership,  ORIG, J.D. Nichols and Brian F. Lavin on June
     29, 2001).

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(e)  Section  11 of the  Amended  and  Restated  Offer to  Purchase  sent by the
     Partnership to Limited  Partners on July 30, 2001,  2001  (Incorporated  by
     reference to Exhibit (a)(1)(vii) to Amendment No. 3 to Schedule TO filed by the Partnership, ORIG, J.D. Nichols and Brian F. Lavin on July 30, 2001).

(g)  None.

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